As filed with the Securities and Exchange Commission on October 23, 2003

Registration No. 333-107614

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Overnite Corporation

(Exact name of Registrant as specified in its charter)

Virginia	6719	04-3770212
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 Semmes Avenue

Richmond, Virginia 23224

(804) 231-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Patrick D. Hanley

Senior Vice President and Chief Financial Officer

1000 Semmes Avenue

Richmond, Virginia 23224

(804) 231-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Carter, Esq.	Kris F. Heinzelman, Esq.
Hunton & Williams LLP	Cravath, Swaine & Moore LLP
Bank of America Plaza	Worldwide Plaza
600 Peachtree Street, N.E.	825 Eighth Avenue
Atlanta, Georgia 30308	New York, New York 10019
(404) 888-4000	(212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)

Common Stock, par value $0.01 per share	$467,500,000	$37,821

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price includes amounts attributable to shares that the underwriters may purchase to cover over-allotments, if any.
(2)	Previously paid by wire transfer on August 1, 2003 and September 11, 2003.

The registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This Amendment No. 3 is being filed solely for the purpose of filing Exhibit 10.1. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution.

The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amount shown are estimate except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee. Union Pacific has agreed to pay all fees and expenses of this offering.

Securities and Exchange Commission registration fee	$37,821
NASD filing fee	30,500
Nasdaq listing fee	100,000
Legal fees	450,000
Accounting fees	670,000
Printing, engraving and postage expenses	450,000
Miscellaneous	—
Bank financing fees (upfront, legal, etc.)	4,500,000

Total	$6,238,321

ITEM 14.    Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Registrant’s articles of incorporation provide for the indemnification of its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant’s articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Registrant also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and the Registrant’s articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated into this paragraph by reference.

ITEM 15.    Recent Sales of Unregistered Securities.

Immediately prior to the closing of the offering contemplated by this registration statement, the Registrant will undertake a transaction with Union Pacific Corporation, in which Union Pacific Corporation will transfer all of the outstanding common stock of its subsidiary Overnite Holding, Inc., which consists of 1,000 shares of Overnite Holding, Inc. common stock, to the Registrant in exchange for consideration that will include 27,500,000 shares of common stock of the Registrant.

This transaction will not involve any underwriters, underwriting discounts or commission or, any public offering, and the Registrant believes that this transaction is exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof. For additional information regarding this transaction, see the section entitled “The Acquisition” in the Prospectus.

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ITEM 16.    Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement to be entered into among the Registrant, Union Pacific Corporation and the Underwriters

3.1*	Registrant’s Amended and Restated Articles of Incorporation

3.2*	Registrant’s Bylaws

5.1*	Opinion of Hunton & Williams LLP with respect to legality

10.1	Form of Bank Credit Facility

10.2*	Form of Stock Incentive Plan

10.3*	Form of Executive Incentive Compensation and Deferral Plan

10.4*	Form of Stock Purchase and Indemnification Agreement

10.5*	Form of Registration Rights Agreement

10.6*	Form of Services Agreement

10.7*	Form of Computer Services Agreement

10.8*	Form of Tax Allocation Agreement

10.9*	Form of Compensation Arrangement Agreement

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Hunton & Williams LLP (included in Exhibit 5.1)

*	Previously filed.

ITEM 17.    Undertakings

(a)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)  The undersigned Registrant undertakes that:

(i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(ii)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned Registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, Virginia, on October 23, 2003.

OVERNITE CORPORATION

By:	/S/ PATRICK D. HANLEY

Name: Patrick D. Hanley Title: Senior Vice President and Chief Financial Officer

Signature	Title	Date

/S/ LEO H. SUGGS Leo H. Suggs	Chairman of the Board of Directors, Chief Executive Officer and President (principal executive officer)	October 23, 2003

/S/ PATRICK D. HANLEY Patrick D. Hanley	Director and Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	October 23, 2003

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